EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) Registration Statement No. 333-162290 (as amended) on Form S-8; (b) Registration Statement No. 333-197659 on Form S-8; (c) Registration Statement No. 333-207157 on Form S-8; (d) Registration Statement No. 333-197494 on Form S-3, (e) Registration Statement No. 333-189107 on Form S-3, (f) Registration Statement No. 333-205871 on Form S-1, (g) Registration Statement No. 333-211955 on Form S-1, and (h) Registration Statement No. 333-207156 on Form S-1 of Vertex Energy, Inc., of our report dated March 6, 2018, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s/ Ham, Langston & Brezina L.L.P.

Houston, Texas
March 6, 2018